Exhibit 10.1

FORM OF GLOBAL TRANSACTION AGREEMENT

by and among

AT&T INC. and VRIO CORP.

Dated as of [●], 2018

Table of Contents

		Page

ARTICLE I

DEFINITIONS

Section 1.01.	Certain Definitions	5

Section 1.02.	References; Interpretation	13

ARTICLE II

SEPARATION OF SHARED ACCOUNTS AND CONTRACTS

Section 2.01.	Termination of Intercompany Agreements	14

Section 2.02.	Bank Accounts	14

Section 2.03.	Shared Contracts	15

Section 2.04.	Insurance Policies	16

	ARTICLE III

	DISPOSITIONS

Section 3.01.	The Debt-for-Equity Exchange	16

Section 3.02.	Dispositions	16

	ARTICLE IV

	CERTAIN BUSINESS MATTERS

Section 4.01.	Payment of Expenses	17

Section 4.02.	No Restriction on Competition	17

	ARTICLE V

EXCHANGE OF INFORMATION; CONFIDENTIALITY

Section 5.01.	Provision of Corporate Records	17

Section 5.02.	Agreement for Exchange of Information; Archives	18

Section 5.03.	Ownership of Information	20

Section 5.04.	Compensation for Providing Information	20

Section 5.05.	Record Retention	20

List of Annexes and Schedules

Annex A

Schedule 10.10

Exhibit 10.1

GLOBAL TRANSACTION AGREEMENT

THIS GLOBAL TRANSACTION AGREEMENT, dated as of [●], 2018, is by and between AT&T INC., a Delaware corporation (“AT&T”) and VRIO CORP., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

R E C I T A L S

WHEREAS, AT&T has determined that it is appropriate, desirable and in the best interests of AT&T and its stockholders to separate the Vrio Business (as defined below) from the other businesses conducted by AT&T’s Affiliates and Subsidiaries;

WHEREAS, in furtherance of the foregoing, and following a series of reorganization transactions, on April [●], 2018 (the “Separation Date”), AT&T contributed the Vrio Business to the Company by way of a contribution of all of the outstanding capital stock of Vrio Holdco Inc. to the Company (the “Separation”), all as more fully described in the Contribution Agreement;

WHEREAS following the Separation, the Company will make an offer and sale to the public of shares of Class A Common Stock (the “IPO”) pursuant to a registration statement on Form S-1;

WHEREAS, AT&T’s contribution of AT&T’s interest in the Company pursuant to the Contribution Agreement (the “Company Contribution”), taken together with the planned External Distribution (as defined below), is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code (as defined below), and it is intended that the Company Contribution, External Distribution and any Debt-for-Equity Exchange will be treated as pursuant to the same “plan of reorganization” for U.S. federal income tax purposes;

WHEREAS, following the IPO, AT&T (i) plans, subject to receipt of a favorable private letter ruling, to transfer Common Stock of the Company, by means of one or more exchange offers and/or distributions, in a transaction that is intended to qualify as tax-free under Section 355 of the Code (an “External Distribution”) and (ii) may transfer shares of Common Stock to certain Persons (the “Debt-for-Equity Exchange Parties”) in exchange for certain debt obligations of AT&T held by the Debt-for-Equity Exchange Parties as principals for their own account (the “Debt-for-Equity Exchange”); however, AT&T is under no obligation that would require AT&T to effect an External Distribution or Debt-for-Equity Exchange or that would prevent AT&T from disposing of Common Stock pursuant to another public or private offering or transactions (an “Other Disposition”, and collectively with any External Distribution and Debt-for-Equity Exchange, a “Disposition”) or continuing to hold AT&T’s interest in shares of Common Stock;

WHEREAS, each of AT&T and the Company has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the IPO (collectively, the “Transactions”), and the relationship of AT&T, the Company and their respective Subsidiaries following the IPO.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.    Certain Definitions. For the purpose of this Agreement the following terms shall have the following meanings:

“Awards” has the meaning set forth in the Company 2018 Incentive Plan and the Company 2018 Non-Employee Director Plan.

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise. It is expressly agreed that, from and after the Effective Date, solely for purposes of this Agreement (1) no member of the Company Group shall be deemed to be an Affiliate of any member of the AT&T Group and (2) no member of the AT&T Group shall be deemed to be an Affiliate of any member of the Company Group.

“Agreement” means this Global Transaction Agreement, including all of the schedules and exhibits hereto.

“Ancillary Agreements” means the agreements listed on Annex A and other agreements related thereto.

“Assets” means assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“AT&T” has the meaning set forth in the preamble hereto.

“AT&T Auditors” are AT&T’s independent registered public accounting firm.

“AT&T Books and Records” means originals or true and complete copies thereof, including electronic copies (if available) of (a) minute books, corporate charters and bylaws or comparable constitutive documents, records of share issuances and related corporate records, of the AT&T Group; (b) all books and records relating to (i) AT&T Employees, (ii) the purchase of materials, supplies and services for the AT&T Business and (iii) dealings with customers of the

AT&T Business; and (c) all files relating to any Action the Liability with respect to which is an Excluded Liability. Notwithstanding the foregoing, “AT&T Books and Records” shall not include any Tax Returns or other information, documents or materials relating to Taxes and shall not include Company Books and Records.

“AT&T Business” means any business or operations of the AT&T Group (whether conducted independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise) other than the Vrio Business.

“AT&T Employees” means the employees of AT&T Group other than those dedicated to the Vrio Business.

“AT&T Group” means AT&T, each other Subsidiary of AT&T involved in the Transactions and each other Person that either (x) is controlled directly or indirectly by AT&T immediately after the Effective Date or (y) becomes controlled by AT&T following the Effective Date; provided, however, that neither the Company nor any other member of the Company Group shall be members of the AT&T Group.

“AT&T Indemnitees” has the meaning set forth in Section 7.02.

“AT&T Public Filings” has the meaning set forth in Section 6.01(h).

“Chosen Courts” has the meaning set forth in Section 10.03(b).

“Class A Common Stock” means the Class A Common Stock, $0.01 par value per share, of the Company.

“Class B Common Stock” means the Class B Common Stock, $0.01 par value per share, of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble hereto.

“Company 2018 Incentive Plan” means the compensation plan of the Company, effective as of [●], 2018, pursuant to which the Company may grant a variety of equity-based incentive awards to the employees of the Company or any of its Subsidiaries.

“Company 2018 Non-Employee Director Plan” means the compensation plan of the Company, effective as of [●], 2018, pursuant to which the Company may grant a variety of equity-based and cash-based awards to the Company’s non-employee directors.

“Company Auditors” has the meaning set forth in Section 6.01(i).

“Company Books and Records” means originals or true and complete copies thereof, including electronic copies (if available), of (a) all minute books, corporate charters and bylaws or comparable constitutive documents, records of share issuances and related corporate records of each member of the Company Group, (b) all books and records exclusively relating to (i) employees of the Company, (ii) the purchase of materials, supplies and services for the Vrio Business and (iii) dealings with customers of the Vrio Business and (c) all files relating exclusively to any Action the Liability with respect to which is an Vrio Liability. Notwithstanding the foregoing, “Company Books and Records” shall not include any Tax Returns or other information, documents or materials relating to Taxes.

“Company Common Stock” shall mean the Class A Common Stock and the Class B Common Stock. If at any time all shares of Class B Common Stock are converted into Class A Common Stock, then from and after such time, all references herein to Class A Common Stock or Class B Common Stock shall be deemed to be references to Company Common Stock.

“Company Contribution” has the meaning set forth in the recitals.

“Company Group” means the Company and each Subsidiary of the Company and each other Person that either (x) is controlled directly or indirectly by the Company immediately after the Effective Date or (y) becomes controlled by the Company following the Effective Date.

“Company Indemnitees” has the meaning set forth in Section 7.03.

“Company Non-Voting Stock” means any class or series of the Company’s capital stock, and any warrant, option or right in such stock not entitled to vote on matters brought before shareholders.

“Company Public Documents” has the meaning set forth in Section 6.01(f).

“Consents” means any consents, waivers or approvals from, or notification requirements to, any third parties.

“Contract” means any written or oral commitment, contract, subcontract, agreement, lease, sublease, license, understanding, sales order, purchase order, instrument, indenture, note or other commitment that is binding on any Person or any part of its property under applicable Law.

“Contribution Agreement” means the agreement between AT&T and the Company dated April [●], 2018, pursuant to which the Company Contribution was effected.

“Debt-for-Equity Exchange” has the meaning set forth in the recitals.

“Debt-for-Equity Exchange Parties” has the meaning set forth in the recitals.

“Disclosing Party” has the meaning set forth in Section 5.09(a).

“Disclosure Documents” shall mean any form, statement, schedule or other material filed with or furnished to the Commission or any other Governmental Authority by or on behalf of any party or any of its controlled Affiliates, and also any information statement, prospectus, offering memorandum, offering circular or similar disclosure document (including in connection with the IPO) and any schedule thereto or document incorporated therein by reference, whether or not filed with or furnished to the Commission or any other Governmental Authority.

“Disposition” has the meaning set forth in the recitals.

“Disposition Date” means the date that AT&T and its Affiliates cease to beneficially own a majority of the total voting power of all classes of then outstanding shares of Company Common Stock.

“Dispute” has the meaning set forth in Section 8.01.

“Dispute Resolution Commencement Date” has the meaning set forth in Section 8.01.

“Effective Date” means the date of the closing of the IPO.

“Environmental Law” means any Law (including the Comprehensive Environmental Response, Compensation and Liability Act of 1980) and any Governmental Approval relating to (a) the protection of the environment or human health and safety (including air, surface water, groundwater, drinking water supply, and surface or subsurface land or structures), (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of, any Hazardous Substance or waste material or (c) noise, odor or electromagnetic emissions.

“Environmental Liabilities” means all Liabilities (including all removal, remediation, cleanup or monitoring costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith) relating to, arising out of or resulting from any (a) actual or alleged (i) compliance or noncompliance with any Environmental Law, (ii) generation, use, storage, manufacture, processing, recycling, labeling, handling, possession, management, treatment, transportation, distribution, emission, discharge or disposal of any Hazardous Substance, or (iii) presence, release or threatened release of, or exposure to, any Hazardous Substance or (b) contract, agreement, or other consensual arrangement pursuant to which Liability is assumed or imposed with respect to any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Liabilities” means any and all Liabilities of AT&T and its Subsidiaries (for the avoidance of doubt, not including the Company Group) arising out of the operation or conduct of the AT&T Business (in each case excluding the Vrio Liabilities), and all agreements, obligations and Liabilities of any Person in the AT&T Group under this Agreement, the Contribution Agreement or any of the Ancillary Agreements.

“External Distribution” has the meaning set forth in the recitals.

“Financial Statements” means the annual financial statements and quarterly financial statements of the Company collectively.

“GAAP” refers to generally accepted accounting principles in the United States of America, applied on a basis consistent within the Financial Statements.

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, licenses, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Government Official” means (a) any elected or appointed governmental official, (b) any employee or person acting for or on behalf of a governmental official, agency or enterprise performing a governmental function, (c) any candidate for public office, political party officer, employee or person acting for or on behalf of a political party or candidate for public office or (d) any person otherwise categorized as a Government Official under local Law. As used in this definition, “Government” is meant to include all levels and subdivisions of non-U.S. governments (i.e., local, regional or national and administrative, legislative or executive).

“Group” means either the Company Group or the AT&T Group, as the context requires.

“Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous, toxic or otherwise harmful under applicable Laws or is otherwise regulated by a Governmental Authority, including petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls, lead-containing products and mold.

“Indebtedness” means (i) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (ii) all liabilities for the deferred purchase price of property; (iii) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, (iv) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured, and all liabilities as obligor, guarantor, or otherwise, to the extent of the obligation secured.

“Indemnifying Party” has the meaning set forth in Section 7.04(a).

“Indemnitee” has the meaning set forth in Section 7.04(a).

“Indemnity Payment” has the meaning set forth in Section 7.04(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data but excluding the Company Books and Records and the AT&T Books and Records and all Intellectual Property and all matters that are covered by the Intellectual Property agreements listed on Annex A, in each case existing as of the Effective Date.

“IPO” has the meaning set forth in the recitals.

“Insurance Proceeds” shall mean those monies (i) received by an insured person from an insurance carrier, including due to premium adjustments, whether or not retrospectively rated, or (ii) paid by an insurance carrier on behalf of an insured person, in either case net of any applicable premium deductible or self-insured retention. For the avoidance of doubt, “Insurance Proceeds” shall not include any costs or expenses incurred by a party or its Affiliates in pursuing insurance coverage.

“Intellectual Property” means all intellectual property throughout the world, including all U.S. and foreign (i) patents, utility models, invention disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, renewals, reissues, re-examinations, additions, extensions (including all supplementary protection certificates), and all applications and registrations therefor, (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, Internet domain names, uniform resource locators and other similar designations of source or origin and all applications and registrations therefor, together with the common law rights and goodwill symbolized by any of the foregoing, (iii) published and unpublished works of authorship, whether or not copyrightable, copyrights in and to the foregoing and all applications and registrations therefor, together with all common law rights and moral rights therein (iv) any and all trade secrets, confidential data and technical information, and (v) other intellectual property rights and/or proprietary rights, created or arising under the laws relating to any of the foregoing.

“Intercompany Agreement” has the meaning set forth in Section 2.01.

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar law (including common law), statute, ordinance, regulation, rule, code, order, treaty, license, permit, authorization, registration, approval, consent, decree, injunction, judgment, notice of liability, request for information, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued, entered or otherwise put into effect by a Governmental Authority.

“Liabilities” means any and all Indebtedness, claims, debts, Taxes, liabilities, demands, causes of actions, Actions and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including, without limitation, those arising under any Law, Action or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.

“Lien” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, license, covenant not to sue or other encumbrance of any nature whatsoever.

“Losses” means any and all damages, losses, deficiencies, Liabilities, Taxes, obligations, penalties, judgments, settlements, claims, payments, fines, charges, interest, costs and expenses, whether or not resulting from third party claims, including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder.

“Other Disposition” has the meaning set forth in the recitals.

“Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Authority.

“Receiving Party” has the meaning set forth in Section 5.09(a).

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Services” has the meaning set forth in the Transition Services Agreement.

“Separation” has the meaning set forth in the recitals.

“Separation Date” has the meaning set forth in the recitals.

“Shared Contract Liability” means any Liability related to, arising out of or resulting from a Shared Contract.

“Shared Contracts” means each Contract entered into prior to the Effective Date which is between AT&T or any of its Subsidiaries (including, if such contract is entered into prior to the Separation Date, any member of the Company Group), on the one hand, and one or more third parties, on the other hand, that has benefits or imposes obligations on the Vrio Business, but does not exclusively relate to the Vrio Business.

“Shared Policies” shall mean insurance policies in existence prior to the Separation Date where both the Vrio Business and the AT&T Business are eligible for coverage and/or where the employees, directors or agents of both the Vrio Business and the AT&T Business are eligible for coverage.

“Subsidiary” means, with respect to any Person, any and all corporations, joint ventures or limited liability companies, associations and other entities partnership in which such Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting stock, voting power, partnership interests or similar ownership interests. It is expressly agreed that, from and after the Effective Date, solely for purposes of this Agreement, no member of the Company Group shall be deemed to be a Subsidiary of any member of the AT&T Group.

“Tax Records” has the meaning set forth in the Tax Matters Agreement.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Taxes” has the meaning set forth in the Tax Matters Agreement.

“Terminated Intercompany Agreement” has the meaning set forth in Section 2.01.

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Transactions” has the meaning set forth in the recitals.

“Vrio Assets” means any and all Assets that, on the Separation Date, were transferred or conveyed by AT&T to the Company or any Person in the Company Group, and all Assets owned by any Person in the Company Group on or after the Separation Date.

“Vrio Business” means the digital entertainment and information services, including, but not limited to, the digital pay-TV business of AT&T operating in Argentina, Barbados, Brazil, Chile, Colombia, Curacao, Ecuador, Peru, Trinidad and Tobago, Uruguay and Venezuela distributed by means of satellite, broadcast, cable or other fixed line, the Internet, data streaming and any other means, in each case, as conducted as of the Effective Date, but excluding all of the other products, services or businesses of AT&T or any of its Affiliates, including, AT&T’s operations in Puerto Rico and Mexico.

“Vrio Liabilities” means:

(i)    any and all Liabilities that, on the Separation Date, were retained, assumed or retired by the Company or any Person in the Company Group, and all agreements, obligations and Liabilities of any Person in the Company Group under this Agreement, the Contribution Agreement, or any of the Ancillary Agreements, as well as any Liabilities resulting from the Vrio Business on or after the Separation Date;

(ii)    any and all Liabilities to the extent relating to, arising out of or resulting from any Vrio Assets;

(iii)    any and all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from:

(A)    the conduct and operation of the Vrio Business, at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, manager, member, employee or agent of any member of the AT&T Group or Company Group (whether or not such act or failure to act is or was within such Person’s authority));

(B)    the conduct and operation of any other business conducted by any Person in the Company Group at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, manager, member, employee or agent of any member of the Company Group (whether or not such act or failure to act is or was within such Person’s authority));

(C)    the ownership, operation or use of any Vrio Assets (including any Vrio Contracts and any real property and leasehold interests);

(D)    any warranty or similar obligation entered into, created or incurred in the course of business of the Vrio Business with respect to its products or services;

(E)    any product liability claims or other claims of third parties relating to any current or discontinued product developed, marketed, distributed, leased or sold by the Vrio Business at any time prior to, on or after the Separation Date;

in any such case whether occurring or arising before, on or after the Separation Date;

(iv)    any and all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations of AT&T and its Subsidiaries that would have comprised part of, or related to, the Vrio Business had they not been terminated, divested or discontinued prior to the Separation Date;

(v)    any and all Liabilities relating to, resulting from or arising out of any Action relating to (but only to the extent relating to) the Vrio Business; and

(vi)    any and all Liabilities arising out of claims made by the Company’s directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the AT&T Group or the Company Group to the extent relating to the Vrio Business or the Separation.

Section 1.02.    References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, annexes, exhibits and schedules shall be deemed references to Articles and Sections of, and annexes, exhibits and schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II

SEPARATION OF SHARED ACCOUNTS AND CONTRACTS

Section 2.01.    Termination of Intercompany Agreements. Effective as of the Effective Date and except as contemplated by this Agreement or any Ancillary Agreement, the Company and each Person in the Company Group, on the one hand, and AT&T and each Person in the AT&T Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings (including all intercompany accounts payable or accounts receivable) solely between a member of the AT&T Group, on the one hand, and a member of the Company Group, on the other hand (“Intercompany Agreements”) the subject matter of which is covered by any of the Ancillary Agreements or the Contribution Agreement or the transactions contemplated by the Separation and related transactions (such Intercompany Agreements, the “Terminated Intercompany Agreements”), provided, however, that except as provided or contemplated by the Tax Matters Agreement, all amounts due or outstanding as of the Effective Date under such Terminated Intercompany Agreements will remain outstanding and shall survive such termination and be payable in accordance with the terms of such Terminated Intercompany Agreements. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

Section 2.02.    Bank Accounts.

(a)    To the extent not completed prior to the Effective Date, AT&T and the Company each agrees to take, or cause the respective members of their respective Groups to take, promptly following the Effective Date, all actions necessary to amend all Contracts governing each bank and brokerage account owned by the Company or any other member of the Company Group (collectively, the “Company Accounts”) so that such Company Accounts, if linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by AT&T or any other member of the AT&T Group (collectively, the “AT&T Accounts”) are de-linked from the AT&T Accounts.

(b)    It is intended that, following consummation of the actions contemplated by Section 2.02(a), the Company and AT&T shall maintain separate bank accounts and separate cash management processes.

(c)    With respect to any outstanding checks issued by AT&T, the Company, or any of their respective Subsidiaries prior to the Effective Date, such outstanding checks shall be honored following the Effective Date by the Person or Group owning the account on which the check is drawn.

(d)    Except as provided in Section 2.04, as between AT&T and the Company (and the members of their respective Groups), all payments and reimbursements received after the Effective Date by either party (or member of its Group) that relate to a business, Asset or Liability of the other party (or member of its Group), shall be held by such party in trust for the use and benefit of the party entitled thereto and, promptly upon receipt by such party of any such payment or reimbursement, such party shall pay over, or shall cause the applicable member of its Group to pay over to the other party the amount of such payment or reimbursement without right of set-off.

Section 2.03.    Shared Contracts.

(a)    Subject to Section 2.03(d) and other than with respect to the provision of Services under the Transition Services Agreement or other Shared Contracts that are addressed by any of the other Ancillary Agreements, from and after the Effective Date, AT&T shall use its reasonable efforts to make available to the Company Group until the Disposition Date the benefits and rights under Shared Contracts to the extent such benefits and rights have historically been and currently are provided to the Vrio Business. With respect to any Shared Contracts made available to the Company Group pursuant to this Section 2.03(a), (i) no Person in the Company Group shall take any action, or refrain from taking any action, if (A) such action or inaction is reasonably likely to or does result in a breach on the part of any Person in the AT&T Group under any Shared Contract and (B) such Person in the Company Group would otherwise be obligated to take or not take such action under the Shared Contract had such Person become severally liable under the Shared Contract at the Effective Date and (ii) each Person in the Company Group shall reasonably cooperate with AT&T and, at AT&T’s reasonable request, take such actions that are permissible and reasonably necessary or desirable to ensure that AT&T is able to perform its obligations constituting Shared Contract Liabilities under such Shared Contract.

(b)    With respect to Shared Contract Liabilities pursuant to, under or relating to a given Shared Contract, such Shared Contract Liabilities shall be allocated, unless otherwise allocated pursuant to this Agreement or an Ancillary Agreement, between the parties as follows: (i) first, if a Liability is incurred exclusively in respect of a benefit received by one party or its Group, the party or Group receiving such benefit shall be responsible for such Liability and (ii) second, if a Liability cannot be exclusively allocated to one party or its Group under clause (i) above, such Liability shall be allocated among both parties and their respective Groups in the same manner as prior to the Effective Date or, in all other cases, based on the relative proportions of total benefit received (over the term of the Shared Contract, measured as of the date of allocation) under the relevant Shared Contract. Notwithstanding the foregoing, each party and its Group shall be responsible for any or all Liabilities arising out of or resulting from such party’s or Group’s breach of the relevant Shared Contract.

(c)    If AT&T or any member of the AT&T Group, on the one hand, or the Company or any member of the Company Group, on the other hand, receives any benefit or payment under any Shared Contract which was intended for the other party or its Group, AT&T, on the one hand, or the Company, on the other hand, will use its respective reasonable best efforts, or will cause any member of its Group to use its reasonable best efforts, to deliver, transfer or otherwise afford such benefit or payment to the other party.

(d)    As of the Effective Date, it shall be the responsibility of the Company to use its reasonable best efforts to obtain the agreement of the third party that is the counterparty to each Shared Contract to enter into a new Contract in lieu of such Shared Contract effective no later than the Disposition Date. Except as expressly provided under any Ancillary Agreement, none of AT&T or any other member of the AT&T Group shall be obligated to make available to the

Company Group the benefits and rights under any Shared Contracts after the Disposition Date. In no event shall AT&T be liable to the Company for (i) any Liabilities arising out of such new Contracts or (ii) Liabilities arising out of the failure of the Company to obtain any replacement contract.

Section 2.04.    Insurance Policies.

(a)    Unless otherwise requested by the Company in writing, AT&T shall continue to maintain in effect the insurance policies exclusively relating to the Company (or replacements thereof) until the Disposition Date, at the Company’s own cost and expense.

(b)    AT&T shall maintain coverage under all Shared Policies until the Disposition Date. As of the Disposition Date, the coverage under all Shared Policies shall continue in force only for the benefit of AT&T and its Affiliates and not for the benefit of the Company or any of its Affiliates except for such policies owned by any member of the Company Group, of which the Company shall pay to AT&T its allocated share. Effective from and after the Disposition Date, the Company shall arrange for its own insurance policies with respect to the Vrio Business covering all periods (whether prior to or following the Effective Date). In the event that policy limits under an applicable Shared Policy are not sufficient to fund all claims of AT&T and members of the AT&T Group and the Company and members of the Company Group, amounts due under such Shared Policy shall be paid on a first come first served basis, and any amounts simultaneously due shall be paid to the respective entities in proportion to the assessed value of each respective entity’s claim or claims.

ARTICLE III

DISPOSITIONS

Section 3.01.    The Debt-for-Equity Exchange. The Company shall cooperate with, and take all actions reasonably requested by, AT&T and the Debt-for-Equity Exchange Parties in connection with any Debt-for-Equity Exchange, including executing and delivering all additional documents, agreements and instruments related to the Debt-for-Equity Exchange in form and substance reasonably satisfactory to AT&T and shall comply with its obligations thereunder.

Section 3.02.    Dispositions.

(a)    AT&T shall, in its sole and absolute discretion, determine (i) whether to proceed with all or part of any Disposition and (ii) all terms of any Disposition, including the form, structure and terms of any transaction(s) and/or offering(s) to effect any such Disposition and the timing of and conditions to the consummation any such Disposition. In addition, in the event that AT&T determines to proceed with a Disposition, AT&T may at any time and from time to time until the completion of such Disposition abandon, modify or change any or all of the terms of such Disposition, including by accelerating or delaying the timing of the consummation of all or part of such Disposition.

(b)    The Company shall cooperate with AT&T in all respects to accomplish any proposed Disposition and shall, at AT&T’s direction, promptly take any and all actions necessary or desirable to effect any proposed Disposition, including, without limitation, the registration under the Securities Act of the offering of Company Common Stock on an appropriate registration form or forms to be designated by AT&T, the filing of any necessary documents pursuant to the Exchange Act, the taking of any action required by any of the Ancillary Agreements and the preparation of materials and presentations as any of AT&T, the Debt-for-Equity Exchange Parties or the underwriters shall deem necessary or desirable. AT&T shall select any investment bank, manager, underwriter or dealer manager in connection with any Disposition, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting, tax and other advisors and service providers in connection with any Disposition, and the Company shall enter into customary agreements in connection with the foregoing as AT&T may reasonably request. The Company and AT&T, as the case may be, will provide to the exchange agent all share certificates and any information required in order to complete any Disposition.

ARTICLE IV

CERTAIN BUSINESS MATTERS

Section 4.01.    Payment of Expenses. Except as otherwise provided in this Agreement, the Ancillary Agreements or any other agreement between the parties relating to the IPO or any Disposition, (i) all costs and expenses of the parties hereto in connection with the IPO (including costs associated with drafting this Agreement, the Ancillary Agreements and the documents relating to the formation of the Company) shall be paid by AT&T; (ii) all costs and expenses of the parties hereto in connection with any Disposition shall be paid by AT&T, except as otherwise provided in the Ancillary Agreements; and (iii) all costs and expenses of the parties hereto in connection with any matter not relating to the IPO or any Disposition shall be paid by the party which incurs such cost or expense. Notwithstanding the foregoing, the Company and AT&T shall each be responsible for their own internal fees, costs and expenses (e.g., salaries of personnel) incurred in connection with the IPO and any Disposition.

Section 4.02.    No Restriction on Competition. It is the explicit intent of each of the parties hereto that the provisions of this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by the parties hereto. Accordingly, each of the parties hereto acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of any party hereto to engage in any business or other activity which competes with the business of any other party hereto or (ii) the ability of any party to engage in any specific line of business or engage in any business activity in any specific geographic area.

ARTICLE V

EXCHANGE OF INFORMATION; CONFIDENTIALITY

Section 5.01.    Provision of Corporate Records. As soon as practicable after the Effective Date, subject to the provisions of this Section 5.01, AT&T and the Company shall discuss and negotiate in good faith to agree to a plan to transition (i) to the Company all Company Books and Records in the possession of AT&T or any member of the AT&T Group, and (ii) to AT&T all

AT&T Books and Records in the possession of the Company or any member of the Company Group. The foregoing shall be limited by the following:

(a)    The transition of books and records shall require only deliveries of (i) specific and discrete books and records or a reasonably limited class of items requested by the other party and (ii) specific and discrete books and records identified by either party in the ordinary course of business and determined by such party to be material to the other’s business. Without limiting any express delivery requirements under any other provision of this Agreement or any Ancillary Agreement, neither party shall be required to conduct any general search or investigation of its files and neither party shall be obligated to retrieve any books and records from any off-site storage unless specifically requested to do so by the requesting party.

(b)    Each party may, but is not required to, retain copies of books and records delivered to the other, subject to holding in confidence in accordance with Section 5.09 information contained in such books and records.

(c)    Each party may in good faith refuse to furnish any books and records under this Section 5.01 if it reasonably believes in good faith that doing so could materially adversely affect its ability to successfully assert a claim of privilege.

(d)    Neither party shall be required to deliver to the other books and records or portions thereof which are subject to any Law or confidentiality agreements which would by their terms prohibit such delivery; provided, however, that if requested by the other party, such party shall use reasonable best efforts to seek a waiver of or other relief from such confidentiality restriction.

(e)    Nothing in this Section 5.01 shall affect the rights and obligations of any party to the Tax Matters Agreement with respect to the sharing of information related to Taxes.

(f)    The Company shall promptly reimburse AT&T Group upon request for any costs incurred by AT&T Group for offsite storage of Company Books and Records, it being understood that at any time AT&T may cause such Books and Records to be transferred to the Company.

Section 5.02.    Agreement for Exchange of Information; Archives.

(a)    Each of AT&T and the Company, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Effective Date, as soon as reasonably practicable after written request therefor, access to any Information relating to the requesting party or its business in the possession or under the control of such respective Group that can be retrieved without unreasonable disruption to its business which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing, record retention or other requirements imposed on the requesting party (including under applicable securities or tax Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, regulatory, litigation, environmental, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement or any member of its Group has against the other party or any member of the other party’s Group, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement.

(b)    After the Effective Date, each of the AT&T Group on the one hand, and the Company Group on the other hand, shall provide to such other Group access during regular business hours (as in effect from time to time) to Information that relates to the business and operations of such requesting party prior to the Effective Date that are located in archives retained or maintained by such other Group (or, if such Information does not exclusively relate to a party’s business, to the portions of such Information that so exclusively relate), subject to appropriate restrictions for proprietary, privileged or confidential information and to the requirements of an applicable state and/or federal regulation, and only insofar as such access is reasonably required by the requesting party for legitimate business reasons, and only for the duration such access is required. The Company or AT&T, as applicable, may obtain copies (but not originals) at their own expense of such Information for bona fide business purposes. The Company or AT&T, as applicable, shall pay the applicable fee or rate per hour for archives research services (subject to increase from time to time to reflect rates then in effect) for the providing party generally. Nothing herein shall be deemed to restrict the access of the providing party to any Information or to impose any liability on the providing party if any such Information is not maintained or preserved by such party.

(c)    After the Effective Date, without limiting the parties’ rights and obligations in Section 5.02 hereof, each of AT&T and the Company (i) shall maintain in effect at its own cost and expense adequate systems and controls to the extent necessary to enable the Persons in the other Group to satisfy their respective reporting, accounting, audit and other obligations, and (ii) shall provide, or cause to be provided, to the other party (in such form as the providing party retains such Information for its own use) all financial and other data and Information in such party’s possession or control as such requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

(d)    After the Effective Date, without limiting the parties’ rights and obligations in Section 5.02 hereof, upon reasonable written notice, the parties shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives reasonable access, during normal business hours, to such Information and assistance relating to the Vrio Business, the Vrio Assets and the Vrio Liabilities as is required by applicable Law, including Section 404 of the Sarbanes-Oxley Act of 2002, or is reasonably necessary for financial reporting and accounting matters (including with respect to the preparation of any financial statements), letters of representation, reports or forms or the defense of any Tax claim or assessment. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.02(d). Neither party shall be required by this Section 5.02(d) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

(e)    Nothing in this Section 5.02 shall affect the rights and obligations of any party to the Tax Matters Agreement with respect to the sharing of information related to Taxes.

(f)    In the event any party reasonably determines that any such provision of Information could be commercially detrimental, violate any Law or Contract, or result in the waiver any privilege, the parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

Section 5.03.    Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 5.01 shall be deemed to remain the property of the providing party. Unless expressly set forth in this Agreement, nothing contained in this Agreement shall be construed as granting or conferring any right, title or interest (whether by license or otherwise) in, to or under any such Information.

Section 5.04.    Compensation for Providing Information. The party requesting access to Information agrees to reimburse the other party for the reasonable and direct costs, if any, of providing such access, but not including costs of salaries and benefits of employees who are involved in providing access to the Information or any portion of overhead or other costs of employing such employees.

Section 5.05.    Record Retention(a) . Neither party shall be obligated to retain books and records or Information relating to the other party or members of its Group, other than (i) pursuant to document retention policies of AT&T as in effect from time to time or such other policies as may be reasonably adopted by the appropriate party after the Effective Date, (ii) pursuant to a “legal hold” direction that has been communicated from the party implementing such legal hold to the other party or (iii) as may be reasonably requested by such other party and with respect to which such other party has a bona fide business need to retain such books and records or other Information for such longer period of time. Nothing in this Section 5.05 shall affect the rights and obligations of any party to the Tax Matters Agreement with respect to Tax Records. No party shall have any liability to any other party if any Information is destroyed despite commercially reasonable efforts by such party to comply with the provisions of this Section 5.05.

Section 5.06.    Limitations of Liability. Except as otherwise provided in this Article V, no party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate or the requested Information is not provided, in the absence of willful misconduct by the party requested to provide such Information.

Section 5.07.    Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article V are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, rights to use, or confidential treatment of Information set forth in any Ancillary Agreement.

Section 5.08.    Production of Witnesses; Cooperation. For a period of four (4) years following the Effective Date, and except in the case of a legal or other proceeding by one party against the other party, each party hereto shall use its commercially reasonable efforts to make available to each other party, upon written request, the directors, officers, employees, other personnel and agents of such party within its control as witnesses, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) may reasonably be required in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, regardless of whether such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

Section 5.09.    Confidentiality.

(a)    Subject to Section 5.10, each of AT&T and the Company (each, a “Receiving Party”), on behalf of itself and each Person in its respective Group, agree to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold in strict confidence, with at least the same degree of care that applies to the confidential and proprietary information of AT&T pursuant to policies in effect as of the Effective Date, all Information with respect to AT&T, solely concerning the Vrio Business (for which the Company shall be the “Disclosing Party”) and with respect to the Company, concerning the AT&T Business (for which AT&T shall be the “Disclosing Party”) that is accessible to it, in its possession (including Information in its possession prior to the Effective Date) or furnished by the Disclosing Party or any Person in its respective Group, or accessible to, in the possession of, or furnished to the Company’s respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement or otherwise, except, in each case, to the extent that such Information (i) is or becomes part of the public domain through no breach of this Agreement by the Receiving Party or any of its Group, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) information that was independently developed following the Effective Date by employees or agents of the Receiving Party or any Person in its respective Group, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who have not accessed or otherwise received the applicable Information; provided that such independent development can be demonstrated by competent, contemporaneous written records of the Receiving Party or any Person in its respective Group, or (iii) becomes available to the Receiving Party or any Person in its respective Group following the Effective Date on a non-confidential basis from a third party who is not bound directly or indirectly by a duty of confidentiality to the Disclosing Party.

(b)    Each party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party prior to the Effective Date. Such party will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Effective Date between one or more members of such party’s Group (whether acting through, on behalf of, or connection with, the separated businesses) and such third parties.

(c)    Notwithstanding anything to the contrary in this Article V, (i) to the extent that an Ancillary Agreement or other Contract pursuant to which a party hereto or a Person in its respective Group is bound or its confidential Information is subject provides that certain Information shall be maintained confidential on a basis that is more protective of such Information or for a longer period of time than provided for herein, then the applicable provisions contained in such Ancillary Agreement or other Contract shall control with respect thereto and (ii) a party and the Persons in its respective Group shall have no right to use any Information of the Disclosing Party unless otherwise provided for in this Agreement, an Ancillary Agreement or Contract between the parties or a Person in its respective Group.

Section 5.10.    Protective Arrangements. In the event that the Receiving Party or any Person in its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law (including the rules and regulations of the Commission or any national securities exchange) or receives any request or demand from any Governmental Authority to disclose or provide Information of the Disclosing Party (or any Person in the Disclosing Party’s Group) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of such other party in seeking any reasonable protective arrangements (including by seeking confidential treatment of such Information) requested by such other party. Subject to the foregoing, the Person that received such a request or determined that it is required to disclose Information may thereafter disclose or provide Information to the extent required by such Law (as so advised by counsel) or requested or required by such Governmental Authority; provided, however, that such Person provides the other party, to the extent legally permissible, upon request with a copy of the Information so disclosed.

Section 5.11.    Preservation of Legal Privileges.

(a)    Pre-IPO Services. Except as provided in Section 10.10, the parties recognize that legal and other professional services that have been and will be provided prior to the IPO have been and will be rendered for the collective benefit of each of the members of the AT&T Group and the Company Group, including with regard to the transactions contemplated herein, and that each of the members of the AT&T Group and the Company Group should be deemed to be the client with respect to such pre-IPO services for the purposes of asserting all privileges which may be asserted under applicable Law.

(b)    Post-IPO Services. The parties recognize that legal and other professional services will be provided following the IPO which will be rendered solely for the benefit of AT&T or the Company, as the case may be. With respect to such post-IPO services, the parties agree as follows:

(i)    AT&T shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the AT&T Business, whether or not the privileged Information is in the possession of or under the control of AT&T or the Company. AT&T shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting Excluded Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by AT&T, whether or not the privileged Information is in the possession of or under the control of AT&T or the Company; and

(ii)    the Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the Vrio Business, whether or not the privileged Information is in the possession of or under the control of AT&T or the Company. The Company shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting Vrio Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by the Company, whether or not the privileged Information is in the possession of or under the control of AT&T or the Company.

(c)    The parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 5.11, with respect to all privileges specified in the next succeeding sentence and otherwise not allocated pursuant to the terms of Section 5.11(b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve AT&T or the Company in respect of which such parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d)    No party may waive any privilege which could be asserted under any applicable Law, and in which any other party has a shared privilege, without the consent of the other party, with such consent not to be unreasonably withheld, delayed or conditioned, or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other party requesting such consent.

(e)    In the event of any litigation or dispute between the parties, or any members of their Groups, either such party may waive a privilege in which the other party or member of such Group has a shared privilege, with regard to the matters at issue in the litigation or dispute, without obtaining the consent of the other party; provided, that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the parties and/or the applicable members of their Groups, and (i) shall not constitute a subject matter waiver with regard to all topics similar to topics at issue in the litigation or dispute, (ii) shall not operate as a waiver of the shared privilege with respect to third parties and (iii) the waiving party shall use reasonable best efforts to obtain protective arrangements for any information to be disclosed.

(f)    In the event of any litigation or dispute between the parties, or any members of their Groups, neither internal nor external counsel for the members of the AT&T Group and the Company Group, including with regard to the transactions contemplated herein, will be subject to disqualification. For the avoidance of doubt, in the event of any litigation or dispute between the parties, or any members of their Groups, each party agrees not to request disqualification of any employee of any party from providing legal services to its employer on the basis that it was a former employee of AT&T.

(g)    If a dispute arises between the parties or their Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of a party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other party, and shall not unreasonably withhold consent to any request for waiver by the other party. Each party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(h)    Upon receipt by a party or by a Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared privilege or as to which the other party has the sole right hereunder to assert a privilege, or if either party obtains knowledge that its or its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 5.11 or otherwise to prevent the production or disclosure of such privileged Information.

(i)    The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of AT&T or the Company as set forth in Section 5.09 and this Section 5.11, to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges. The access to Information being granted herein, the agreement to provide witnesses and individuals, the furnishing of notices and documents and other cooperative efforts contemplated herein, and the transfer of privileged Information between the parties and their Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

ARTICLE VI

FINANCIAL AND OTHER COVENANTS

Section 6.01.    Disclosure and Financial Controls. The Company agrees that, for so long as AT&T is required to consolidate the results of operations and financial position of the Company and any other members of the Company Group or to account for its investment in the Company under the equity method of accounting (determined in accordance with GAAP and consistent with Commission reporting requirements):

(a)    Disclosure of Financial Controls. The Company will, and will cause each other member of the Company Group to, maintain, as of and after the Effective Date, disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15, to the extent necessary to enable the Company to satisfy its reporting, tax return, accounting, audit and other obligations; the Company will provide, or cause to be provided, at any time, as soon as reasonably practicable after written request therefor, all reports and other information that is necessary to comply with reporting, filing and disclosure obligations, for the preparation of its financial statements or completing an audit.

(b)    Fiscal Year. The Company will maintain a fiscal year that commences and ends on the same calendar day as AT&T’s fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as AT&T’s monthly accounting periods commence and end.

(c)    Annual, Quarterly and Monthly Financial Statements. The Company and each of its Subsidiaries and Affiliates will deliver to AT&T and AT&T Auditors, on a timely basis and in such format and detail as AT&T may reasonably request, all financial information, as well as access to the Company Auditors, for a specified period that AT&T reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of AT&T’s annual, quarterly and monthly financial statements. The Company will be responsible for reviewing its results and data and must provide final sign-off of its results, using AT&T materiality where applicable. A certification will be provided on a timely basis by the Controller and Chief Financial Officer of the Company pertaining to the financials and internal controls when reasonably requested by AT&T, including if requested as support for the certifications and attestations required by Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002 to be filed with annual and quarterly reports.

(d)    Affiliate Financial Statements. The Company will deliver to AT&T all quarterly financial statements and annual financial statements of each Company Affiliate which is itself required to file financial statements with the Commission or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as Quarterly Financial Statements and Annual Financial Statements required to be delivered to AT&T pursuant to this Section 6.01.

(e)    Conformance with AT&T Financial Presentation. All information provided by any Company Group member to AT&T or filed with the Commission pursuant to Section 6.01(c) will be consistent in terms of format and detail and otherwise with AT&T’s policies with respect to the application of GAAP and practices in effect on the Effective Date with respect to the provision of such financial information by such Company Group member to AT&T (and, where appropriate, as presently presented in financial reports to the Board of Directors of AT&T), with such changes therein as may be requested by AT&T from time to time consistent with changes in such accounting principles and practices.

(f)    Company Reports Generally. The Company shall, and shall cause each Company Group member that files information with the Commission, to deliver to AT&T substantially final drafts, as soon as the same are prepared, of (x) all reports, notices and proxy and information statements to be sent or made available by such Company Group member to its respective security holders, (y) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including reports on Forms 10-K, 10-Q and 8-K and annual reports to shareholders), and (z) all registration statements and prospectuses to be filed by such Company Group member with the Commission or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (x), (y) and (z) are referred to in this Agreement as “Company Public Documents”); provided, however, that the Company may continue to revise such Company Public Documents prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by the Company to AT&T as soon as practicable; provided, further, that AT&T and the Company financial representatives will actively consult with each other regarding any material changes which the Company may consider making to any of its Company Public Documents and related disclosures prior to any anticipated filing with the Commission.

(g)    Press Releases and Similar Information. The Company and AT&T will consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give each other the opportunity to review the information therein relating to the Company Group and to comment thereon.

(h)    Cooperation on AT&T Filings. The Company will cooperate, and cause Company Auditors to cooperate, with AT&T to the extent requested by AT&T in the preparation of AT&T’s public earnings or other press releases, quarterly reports on Form 10-Q, annual reports to shareholders, annual reports on Form 10-K, any current reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by AT&T with the Commission, any national securities exchange or otherwise made publicly available (collectively, the “AT&T Public Filings”). Prior to any printing or public release of any AT&T Public Filing, an appropriate executive officer of the Company will, if requested by AT&T, certify that the information relating to any Company Group member or the Vrio Business in such AT&T Public Filing is accurate, true, complete and correct in all material respects. Unless required by Law, rule or regulation, the Company will not publicly release any material information which conflicts with the material information with respect to any Company Group member or the Vrio Business that is included in any AT&T Public Filing without prior written notice to AT&T.

(i)    Selection of Company Auditors. Unless required by Law, the Company will not select a different accounting firm than Ernst & Young LLP (or its affiliate accounting firms) (unless so directed by AT&T in accordance with a change by AT&T in its accounting firm) to serve as its (and the Company Affiliates’) independent registered public accounting firm (“Company Auditors”) without AT&T’s prior written consent (which will not be unreasonably withheld); provided, however, that, to the extent any such Company Affiliates are currently using a different accounting firm to serve as their independent registered public accounting firm, such Company Affiliates may continue to use such accounting firm provided such accounting firm is reasonably satisfactory to AT&T.

Section 6.02.    Other Covenants. In addition to the other covenants contained in this Agreement and the Ancillary Agreements, the Company hereby covenants and agrees that, until the Disposition Date (and in the case of clauses (c), (d) and (e), for so long as AT&T beneficially owns at least ten (10) percent of the total voting power of all classes of then outstanding shares of Company Common Stock):

(a)    the Company will not, without the prior written consent of AT&T (which AT&T may withhold in its sole and absolute discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the Law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of AT&T to freely sell, transfer, assign, pledge or otherwise dispose of shares of Company Common Stock or would restrict or limit the rights of any transferee of AT&T as a holder of Company Common Stock. Without limiting the generality of the foregoing, the Company will not, without the prior written consent of AT&T (which AT&T may withhold in its sole and absolute discretion), (i) adopt or thereafter amend, supplement, restate, modify or alter any stockholder rights plan in any manner that would result in (A) an increase in the ownership of Company Common Stock by AT&T causing the rights thereunder to detach or become exercisable and/or (B) AT&T and its transferees not being entitled to the same rights thereunder as other holders of Company Common Stock or (ii) take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, AT&T as a the Company stockholder either (A) solely as a result of the amount of Company Common Stock owned by AT&T or (B) in a manner not applicable to the Company stockholders generally;

(b)    the Company will, and will cause each other member of the Company Group to, not take any action directly or indirectly to offer or pay, or authorize the offer or payment of, any money or anything of value in order to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper advantage, and has not accepted, and will not accept in the future such payment;

(c)    the Company will, and will cause each other member of the Company Group to, implement, maintain and enforce a compliance and ethics program in substance and form and effectiveness reasonably equivalent to AT&T’s compliance and ethics program, designed to prevent and detect violations of applicable anti-corruption Laws throughout its operations (including Subsidiaries) and the operations of its contractors and sub-contractors; and

(d)    the Company will, and will cause each other member of the Company Group to, implement, maintain and enforce, a system of adequate internal accounting controls designed to ensure the making and keeping of fair and accurate books, records and accounts.

Section 6.03.    Applicability of Rights in the Event of an Acquisition of the Company. The Company agrees that, without the consent of AT&T, it will not enter into any transaction pursuant to which AT&T or any member of the AT&T Group receives equity securities of another Person in exchange for Company Common Stock held by any member of the AT&T Group unless such Person expressly assumes the Company’s obligations under this Article VI (and all references to the Company or Company Group shall instead refer to such Person and its Subsidiaries.

ARTICLE VII

INDEMNIFICATION

Section 7.01.    Release of Pre-Closing Claims.

(a)    Except as (i) provided in Section 7.01(c) and Section 7.03, (ii) as may be otherwise expressly provided in this Agreement, the Contribution Agreement or any Ancillary Agreement or any agreement entered into in connection with the transactions contemplated by the Separation and (iii) for any matter for which any party is entitled to indemnification pursuant to this Article VII, effective as of the Effective Date, the Company does hereby, for itself and for each member of the Company Group as of the Effective Date and their respective successors and assigns, release and forever discharge AT&T and each member of the AT&T Group, from any and all Liabilities whatsoever, whether at Law or in equity (including any rights of contribution or recovery), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case on or before the Effective Date, including in connection with the transactions contemplated by the Separation and this Agreement, and under any of the Ancillary Agreements.

(b)    Except as (i) provided in Section 7.01(c) and Section 7.02, (ii) as may be otherwise expressly provided in this Agreement, the Contribution Agreement or any Ancillary Agreement or any agreement entered into in connection with the transactions contemplated by the Separation and (iii) for any matter for which any party is entitled to indemnification pursuant to this Article VII, effective as of the Effective Date, AT&T does hereby, for itself and for each member of the AT&T Group as of the Effective Date and their respective successors and assigns, remise, release and forever discharge the Company and each member of the Company Group as of the Effective Date, from any and all Liabilities whatsoever, whether at Law or in equity (including any rights of contribution or recovery), whether arising under any Contract, by operation of Law or otherwise, including for fraud, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case on or before the Effective Date, including in connection with the transactions contemplated by the Separation and this Agreement and under any of the Ancillary Agreements.

(c)    Nothing contained in Section 7.01(a) or Section 7.01(b) shall (x) impair any right of any Person to enforce this Agreement, the Contribution Agreement, any Ancillary Agreement or any Contracts that are specified in Section 2.01 or the applicable schedules thereto not to terminate as of the Effective Date, in each case in accordance with its terms or (y) release any Person from:

(i)    any Liability provided in or resulting from any Intercompany Agreement, other than Liabilities in respect of amounts due or outstanding as of the Effective Date under such Terminated Intercompany Agreements;

(ii)    any Liability assumed or retained by, or transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any Person in any Group under this Agreement, the Contribution Agreement or any Ancillary Agreement, including with respect to the Company Group, any Vrio Liability;

(iii)    any Liability provided in or resulting from any Contract or understanding that is entered into on or after the Effective Date between a member of the AT&T Group, on the one hand, and a member of the Company Group, on the other hand;

(iv)    any Liability that the parties may have with respect to claim for indemnification, recovery or contribution brought pursuant to this Agreement or any Ancillary Agreement, which Liability shall be governed by the provisions of Section 7.02 or 7.03, as applicable, or, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v)    any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 7.01.

(d)    The Company shall not, and shall not permit any Person in the Company Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against AT&T or any

Person in the AT&T Group, or any other Person released pursuant to Section 7.01(a), with respect to any Liabilities released pursuant to Section 7.01(a). AT&T shall not, and shall not permit any Person in the AT&T Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification against the Company or any Person in the Company Group, or any other Person released pursuant to Section 7.01(b), with respect to any Liabilities released pursuant to Section 7.01(b).

(e)    If any Person associated with either AT&T or the Company (including any of their respective directors, officers, agents or employees) initiates an Action with respect to claims released by this Section 7.01, the party with which such Person is associated shall indemnify the other party against such Action in accordance with the provisions set forth in this Article VII.

Section 7.02.    Indemnification by the Company. Except as provided in Section 7.04, the Company shall indemnify, defend and hold harmless each member of the AT&T Group and each of their Affiliates and each member of the AT&T Group’s and their respective Affiliates’ directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “AT&T Indemnitees”), from and against any and all Losses of the AT&T Indemnitees relating to, arising out of or resulting from any of the following items (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any Lien):

(a)    any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in any Disclosure Document with respect to the IPO other than any such statement or omission in the Disclosure Document provided by AT&T specifically for inclusion therein; (ii) contained in any Disclosure Document made by the Company following the IPO and (iii) provided by the Company to AT&T specifically for inclusion in AT&T’s annual or quarterly reports following the IPO to the extent (A) such information pertains to (x) the Company and the Company Group or (y) the Vrio Business or (B) AT&T has provided prior written notice to the Company that such information will be included in one or more annual or quarterly reports, specifying how such information will be presented, and the information is included in such annual or quarterly reports, provided that this sub-clause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the AT&T Group, including as a result of any misstatement or omission of any information by any member of the AT&T Group to the Company;

(b)    any breach by the Company or any Person in the Company Group of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case, any such indemnification claims shall be made thereunder; and

(c)    all Vrio Liabilities.

Section 7.03.    Indemnification by AT&T. Except as provided in Section 7.04, AT&T shall indemnify, defend and hold harmless each member of the Company Group and each of their Affiliates and each member of the Company Group’s and their respective Affiliates’ respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnitees”), from and against any and all Losses of the Company Indemnitees relating to, arising out of or resulting from any of the following items (without duplication and including any Losses arising by way of setoff, counterclaim or defense or enforcement of any Lien):

(a)    any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in any Disclosure Document with respect to the IPO provided by AT&T specifically for inclusion therein to the extent such information pertains to (x) AT&T and the AT&T Group or (y) the AT&T Business and (ii) provided by AT&T to the Company specifically for inclusion in the Company’s annual or quarterly reports following the IPO to the extent (A) such information pertains to (x) AT&T and the AT&T Group or (y) the AT&T Business or (B) the Company has provided prior written notice to AT&T that such information will be included in one or more annual or quarterly reports, specifying how such information will be presented, and the information is included in such annual or quarterly reports, provided that this sub-clause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the Company Group, including as a result of any misstatement or omission of any information by any member of the Company Group to AT&T;

(b)    any breach by AT&T or any Person in the AT&T Group of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case, any such indemnification claims may be made thereunder;

(c)    all Excluded Liabilities; and

(d)    in the event that Sky Serviços de Banda Larga Ltda., a subsidiary of the Company, were to be legally obligated to convert its existing “bill in advance” customers model to a “bill in arrears” model, any Losses relating to, arising out of or resulting from such migration to the “bill in arrears” model, provided that, notwithstanding any contrary provision in this Agreement, the maximum aggregate amount of Losses that AT&T shall be liable for in this Section 7.03(d) is $[●].

Section 7.04.    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)    The parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article VII will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this

Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)    An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit such insurer or other third party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or any Ancillary Agreement shall obligate any Person in any Group to seek to collect or recover any Insurance Proceeds.

(c)    If an indemnification claim is covered by the indemnification provisions of an Ancillary Agreement, the claim shall be made under the Ancillary Agreement to the extent applicable and the provisions thereof shall govern such claim. In no event shall any party be entitled to double recovery from the indemnification provisions of this Agreement and any Ancillary Agreement.

Section 7.05.    Procedures for Indemnification of Third Party Claims.

(a)    If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a Person in the AT&T Group or the Company Group of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 7.02 or Section 7.03, or any other Section of this Agreement (collectively, a “Third Party Claim”), such Indemnitee shall give such Indemnifying Party written notice thereof as promptly as practicable (and in any event within thirty (30) days) after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 7.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article VII, except to the extent, and only to the extent, that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b)    An Indemnifying Party may elect (but shall not be required) to defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnitee), any Third Party Claim; provided that the Indemnifying Party shall not be entitled to defend and shall pay the reasonable fees and expenses of one separate counsel for all Indemnitees if the claim for indemnification relates to or arises in connection with any criminal action, indictment or allegation. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 7.05(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions to its defense. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee; provided, however, in the event that (i) the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice or (ii) the Third Party Claim involves injunctive or equitable relief, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(c)    If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 7.05(b), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. Any reasonable legal fees and expenses incurred by the Indemnitee in connection with defending such claim shall be paid by the Indemnifying Party.

(d)    Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party, which consent may not be unreasonably withheld, delayed or conditioned. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in clause (b) above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e)    The Indemnifying Party may pay, settle or compromise a Third Party Claim without the Indemnitee’s prior written consent, so long as such payment, settlement or compromise (i) includes an unconditional release of the Indemnitee from all Liability in respect of such Third Party Claim, (ii) does not subject the Indemnitee to any injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnitee.

Section 7.06.    Additional Matters.

(a)    Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement.

(b)    In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c)    In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant or otherwise hold the Indemnifying Party as party thereto, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement with respect to such Third Party Claim.

Section 7.07.    Remedies Cumulative. The remedies provided in this Article VII shall be cumulative and, subject to the provisions of Article V, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 7.08.    Survival of Indemnities. The indemnity contained in this Article VII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or hereunder. The rights and obligations of each of AT&T and the Company and their respective Indemnitees under this Article VII shall survive the merger or consolidation of any party, the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities, or the change of form or change of control of any party.

Section 7.09.    Special Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNIFIED PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON WHO IS NOT A MEMBER OF EITHER GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 7.09.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.01.    Disputes. Any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement or the breach, termination or validity thereof (“Dispute”) which arises between the parties shall first be negotiated between appropriate senior executives of each party who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) days of receipt by a party of notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential and privileged information of each of AT&T and the Company developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in any subsequent proceeding between the parties.

Section 8.02.    Escalation; Mediation.

(a)    If the senior executives are unable to resolve the Dispute within sixty (60) days from the Dispute Resolution Commencement Date, on the request of any party, the Dispute will be mediated by a mediator appointed pursuant to the mediation rules of the American Arbitration Association. Both parties will share the administrative costs of the mediation and the mediator’s fees and expenses equally, and each party shall bear all of its other costs and expenses related to the mediation, including but not limited to attorney’s fees, witness fees, and travel expenses. The mediation shall take place in Dallas, Texas or in whatever alternative forum on which the parties may agree.

(b)    If the parties cannot resolve any Dispute through mediation within forty-five (45) days of the appointment of the mediator (or the earlier withdrawal thereof), each party shall be entitled to seek relief in a court of competent jurisdiction pursuant to Section 10.03.

Section 8.03.    Court Actions.

(a)    If the parties cannot resolve any Dispute through mediation within forty-five (45) days of the appointment of the mediator (or the earlier withdrawal thereof), each party shall be entitled to seek relief in a court of competent jurisdiction pursuant to Section 10.03.

(b)    Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement or any Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VII with respect to all matters not subject to such dispute, controversy or claim.

ARTICLE IX

FURTHER ASSURANCES

Section 9.01.    Further Assurances.

(a)    In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall cooperate with each other and shall use its (and shall cause their respective Subsidiaries and Affiliates to use) reasonable best efforts, prior to, on and after the Effective Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)    Without limiting the foregoing, prior to, on and after the Effective Date, each party hereto shall cooperate with the other party, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, and to make all filings with, and to obtain all Consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture, order, decree, financial assurance (including letter of credit) or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by such other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements.

(c)    On or prior to the Effective Date, AT&T and the Company in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by AT&T, the Company or any other Subsidiary of the Company or AT&T, as the case may be, to effectuate the transactions contemplated by this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01.    Counterparts; Entire Agreement; Conflicting Agreements.

(a)     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

(b)    This Agreement, the Ancillary Agreements, the exhibits, the schedules and appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c)    In the event of any inconsistency between this Agreement and any exhibit, schedule or appendix hereto, the provisions of the exhibit, schedule or appendix shall prevail. Subject to Section 7.04(c), in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the Ancillary Agreement shall control with respect to the subject matter thereof, and this Agreement shall control with respect to all other matters.

Section 10.02.    No Construction Against Drafter. The parties acknowledge that this Agreement and all the terms and conditions contained herein have been fully reviewed and negotiated by the parties. Having acknowledged the foregoing, the parties agree that any principle of construction or rule of law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Agreement.

Section 10.03.    Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a)    This Agreement shall be governed by and construed in accordance with the Law of the State of Texas.

(b)    Each party agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the United States District Court for the Northern District of Texas; provided, however, that if such federal court does not have jurisdiction over such action or proceeding, such action or proceeding shall be heard and determined exclusively in any Texas state court sitting in Dallas County (the “Chosen Courts”) and solely in connection with claims arising under or relating to this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.06 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)    EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY

AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.03(C).

Section 10.04.    Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other party or parties hereto.

Section 10.05.    Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any AT&T Indemnitee or Company Indemnitee in their respective capacities as such (a) the provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any Person (including employees of the parties hereto) except the parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person (including employees of the parties hereto) with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 10.06.    Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) by electronic mail or (c) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to AT&T, to:

AT&T Inc.

208 S. Akard Street

Dallas, Texas 75202

Attention: Stephen McGaw – Senior Vice President – Corporate Strategy and Development

Email: stephen.mcgaw@att.com

with a copy to each of the following (which shall not constitute notice):

AT&T Inc.

208 S. Akard Street

Dallas, Texas 75202

Attention: Senior Executive Vice President & General Counsel

Email: david.mcatee@att.com

Sullivan & Cromwell LLP

1888 Century Park East

Suite 2100

Los Angeles, California 90067

Attention: Patrick S. Brown

Email: BROWNP@sullcrom.com

If to the Company to:

Vrio Corp.

c/o One Rockefeller Plaza

19th Floor

New York, New York 10020

Attention: General Counsel, Michael Hartman

Email: mh125w@att.com

Any party may, by notice to the other party, change the address to which such notices are to be given.

Section 10.07.    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

Section 10.08.    Force Majeure. No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 10.09.    Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within forty-five (45) days of such bill, invoice or other demand) shall accrue interest at an annual interest rate equal to the “prime rate” as announced from time to time by Bank of America, N.A. (or any successor thereto), accruing from the date payment was due through the date of actual payment.

Section 10.10.    Advisors. It is acknowledged and agreed by each of the parties hereto that AT&T, on behalf of itself and the other members of the AT&T Group, has retained each of the Persons identified on Schedule 10.10 to act as counsel in connection with this Agreement, the Ancillary Agreements, the Contribution Agreement and the other transactions contemplated hereby and thereby and that the Persons listed on Schedule 10.10 have not acted as counsel for the Company or any other member of the Company Group in connection with this Agreement, the Ancillary Agreements, the Contribution Agreement and the other transactions contemplated hereby and thereby and that none of the Company or any member of the Company Group has the status of a client of the Persons listed on Schedule 10.10 for conflict of interest or any other purposes as a result thereof. The Company hereby agrees, on behalf of itself and each other member of the Company Group that, in the event that a dispute arises after the Effective Date in connection with this Agreement, the Ancillary Agreements, the Contribution Agreement and the other transactions contemplated hereby and thereby between AT&T and the Company or any of the members of their respective Groups, each of the Persons listed on Schedule 10.10 may represent any or all of the members of the AT&T Group in such dispute even though the interests of the AT&T Group may be directly adverse to those of the Company Group. The Company further agrees, on behalf of itself and each other member of the Company Group that, with respect to this Agreement, the Ancillary Agreements, the Contribution Agreement and the other transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to AT&T or the applicable member of the AT&T Group and may be controlled by AT&T or such member of the AT&T Group and shall not pass to or be claimed by the Company or any member of the Company Group. Furthermore, the Company acknowledges and agrees that Sullivan & Cromwell LLP is representing AT&T, and not the Company, in connection with the Transactions.

Section 10.11.    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.12.    Survival of Covenants. The covenants contained in this Agreement, indemnification obligations and liability for the breach of any obligations contained herein, shall survive the Effective Date and the other transactions contemplated by this Agreement shall remain in full force and effect.

Section 10.13.    Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

Section 10.14.    Fulfilment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 10.15.    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to seek specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

Section 10.16.    Certain Termination and Amendment Rights. This Agreement may be terminated or may be amended, modified or abandoned at any time prior to the Effective Date by and in the sole discretion of AT&T without the approval of the Company or the stockholders of AT&T. In the event of such termination, no party shall have any liability of any kind to any other party or any other Person. After the Effective Date, this Agreement may not be terminated except by an agreement in writing signed by AT&T and the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Global Transaction Agreement to be executed by their duly authorized representatives.

AT&T INC.

By:
Name:
Title:

VRIO CORP.

By:
Name:
Title: